Exhibit 99

Sealed Air Corporation Park 80 East Saddle Brook, NJ 07663-5291

for release: January 31, 2005	Contact:	Eric D. Burrell
201-791-7600

SEALED AIR ACHIEVES 9% FOURTH QUARTER SALES GROWTH

Quarterly Sales Exceed $1 Billion for the First Time in Company History

Earnings From Operations Exceed Expectations

SADDLE BROOK, N.J., Monday, January 31, 2005 – Sealed Air Corporation (NYSE:SEE) reported diluted earnings per common share of $0.33 for the fourth quarter of 2004, which includes charges and other items totaling $0.48 per share.  Excluding these items, diluted earnings per common share for the quarter would have been $0.81 per share.  In the fourth quarter of 2003, diluted earnings per common share were $0.49, which included charges and other items totaling $0.21 per share.  Excluding these items, diluted earnings per common share for the prior year quarter would have been $0.70 per share.  On an adjusted basis, diluted earnings per common share for the quarter increased 16% compared with prior year.  An exhibit detailing the fourth quarter and full year impact of the charges and other items for 2004 and the prior year is included with the supplementary financial information in this press release.  Sealed Air’s net sales for the quarter increased 9% to $1.02 billion, compared with $935 million in 2003.

Full year 2004 diluted earnings per common share were $2.25, which includes charges and other items totaling $0.55 per share.  Excluding these items, the Company’s full year diluted earnings per common share would have been $2.80 per share, above the Company’s earnings guidance of $2.60 to $2.70 per share.  Diluted earnings per common share for the full year 2003 were $1.97, which included charges and other items totaling $0.49 per share.  Excluding these items, diluted earnings per common share for the full year 2003 would have been $2.46 per share.  On an adjusted basis, diluted earnings per common share for the full year 2004 increased 14% compared with prior year.  Sealed Air’s net sales for the year increased 8% to $3.80 billion, compared with $3.53 billion in 2003.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“I am very pleased to announce that Sealed Air’s sales for the quarter surpassed the $1 billion milestone for the first time in the Company’s history.  Our results continue to demonstrate the strength of our business and our ability to navigate our way through a challenging raw material cost environment.  We have continued to see strong performance in our global protective packaging business, complemented by solid growth in our international food packaging business.  Total Company sales for the quarter increased 5%, excluding the positive effect of currency translation, and our businesses are well positioned to capitalize on additional growth opportunities heading into 2005.

“We continue to use our strong cash flow to invest in the growth of our business and to consider both debt reduction and common stock repurchases.  For the year, we repurchased $86 million of our common stock and retired approximately $200 million in debt, while at the same time increasing our cash balances by approximately $47 million.  Moving forward, we expect that our enhanced supply chain capabilities will enable us to further leverage our global economies of scale and improve our cost structure.  Our debt reduction and restructuring initiatives will provide meaningful savings for the Company as we focus on developing new and innovative solutions for our customers around the world.”

Financial Highlights for the Fourth Quarter

•                  Net sales increased 9% to $1.02 billion compared with $935 million for the fourth quarter of 2003.  The increase in net sales was primarily due to a $37 million favorable effect of foreign currency translation combined with a $33 million increase in unit volumes.

•                  Gross profit was $308 million, or 30.3% of net sales, compared with $295 million, or 31.5% of net sales, for the fourth quarter of 2003.  The decline in gross profit as a percentage of net sales was primarily due to petrochemical-related raw material cost increases and a continuation of reduced sales volumes in the Company’s North American food packaging business due to the ongoing import restrictions on U.S. beef products.

•                  Marketing, administrative and development expenses increased to $160 million compared with $147 million for the fourth quarter of 2003.  The increase in these expenses was principally due to ongoing expenses associated with the upgrade of the Company’s information technology platform and the effect of foreign currency translation.  As a percentage of net sales, these expenses remained flat at 15.7% for the quarter compared with 2003.

•                  The Company incurred restructuring and other charges of $33 million in the fourth quarter of 2004 relating to its previously announced global profit improvement initiatives implemented to improve the Company’s operating efficiencies and cost structure.  Approximately $10 million of the $33 million represents non-cash charges relating to asset impairment costs.  The Company anticipates $25 to $30 million of annual savings from these initiatives in 2006.

•                  Operating profit was $115 million, or 11.3% of net sales, compared with $148 million, or 15.9% of net sales, in the fourth quarter of 2003.  Excluding restructuring and other charges of $33 million in 2004 and a credit of $0.5 million in 2003, operating profit was $148 million, or 14.6% of net sales, compared with $148 million, or 15.8% of net sales, in the fourth quarter of 2003, reflecting the reduction in gross profit as a percentage of sales.

•                  In the fourth quarter of 2004, the Company redeemed the entire outstanding principal amount, $178 million, of its 8.75% senior notes due July 2008.  The Company also repurchased $23 million face amount of its 6.95% senior notes due May 2009.  The Company completed the redemption and the repurchases at premiums to the face amount of the notes, incurring a loss of $32 million.  The annual interest expense on the face amount of the debt that was redeemed and repurchased was $17 million.

•                  Interest expense declined to $39 million compared with $43 million in the fourth quarter of 2003 due to the repurchase of $173 million face amount of senior notes during the fourth quarter of 2003 and the debt redemption and repurchases completed in the fourth quarter of 2004.

•                  In the fourth quarter of 2004, the Company retroactively applied the Emerging Issues Task Force (EITF) Issue No. 04-08, which requires the dilutive effect of contingent convertible securities to be included in the Company’s diluted share count.  This applies to the Company’s July 2003 issuance of $431 million of 3% convertible senior notes due in June 2033.  This new accounting standard requires the Company to include in the calculation of its diluted earnings per common share, when dilutive, approximately 6.2 million additional shares of common stock, and exclude the associated interest expense, net of tax.  The 2004 earnings dilution resulting from EITF Issue No. 04-08, before the fourth quarter charges, was approximately $0.10 per share for the full year and $0.03 per share for the fourth quarter.

•                  The Company’s effective income tax rate was 26.3% compared with 35.0% in the fourth quarter of 2003.  This decrease reflects the effect of adjusting the Company’s full year 2004 rate to 33.3%.  The Company’s full year 2003 tax rate was 36.2%.  The decrease in the full year 2004 tax rate is primarily due to improved tax efficiencies resulting from reorganization of certain of the Company’s international subsidiaries and tax effects from debt retirement, state taxes, and a change in foreign tax law, offset by the business restructuring.

•                  The Company’s capital expenditures in 2004 were $103 million compared with $124 million in 2003.  The Company expects that capital expenditures in 2005 will range between $125 and $150 million.

Business Segment Review

Food Packaging Segment

The Company’s food packaging segment net sales for the fourth quarter of 2004 increased 7% to $630 million compared with $587 million in the prior year period.  Continued strength in Latin America and global case ready packaging was partially offset by continued weakness in North America due to the ongoing import restrictions on U.S. beef products.    Excluding the $26 million positive effect of foreign currency translation, net sales would have increased 3%.  Operating profit for the fourth quarter was $94 million, or 14.8% of net sales, compared with $98 million, or 16.7% of net sales, in 2003.  The decline in operating profit was due to higher raw material costs and lower sales volumes in North America.

Protective Packaging Segment

The Company’s protective packaging segment net sales for the fourth quarter increased 11% to $387 million compared with $348 million last year.  Strong unit volume growth in every major region of the world drove this increase in segment sales.  Excluding the $11 million positive effect of foreign currency translation, net sales would have increased 8%.  Operating profit for the fourth quarter increased to $55 million, or 14.2% of net sales, compared with $50 million, or 14.3% of net sales, in 2003.  The protective packaging business was able to maintain a stable operating profit as a percentage of net sales due to solid volume growth and price increases implemented to help offset continuing significant increases in raw material costs.

Earnings Guidance

Sealed Air expects its full year 2005 diluted earnings per common share to be in the range of $2.95 to $3.05.  This guidance includes an expected $0.11 to $0.12 reduction in earnings per common share associated with the Company’s application of EITF Issue No. 04-08 relating to contingent convertible debt.  This guidance also assumes a full year tax rate of 33.3%, stable petrochemical-related costs beyond the first quarter of 2005, continued steady growth in the global economy, and no adverse developments in its customers’ business or market conditions.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab.  Listeners should go to the web site prior to the call to register, and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section under the Reports & Filings tab.  A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (800) 946-0742 (domestic) or (719) 457-2650 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Wednesday, February 2, 2005 at 12:00 midnight (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 171437.

Business

Sealed Air is a leading global manufacturer of a wide range of food and protective packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-GAAP Information

The Company’s management from time to time presents information that is not in conformance with U.S. generally accepted accounting principles (GAAP).  For a reconciliation of diluted earnings per common share excluding charges and other items, see the supplementary information provided in this release.  Operating profit excluding restructuring and other charges, net and changes in net sales excluding the effects of foreign currency translation are among the indicators used by the Company’s management to measure the performance of the Company’s operations, and thus the Company’s management believes such information may be useful to investors.  Such measures are also among the criteria upon which performance-based compensation may be based.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  Actual results may differ materially from these expectations due to a number of factors, such as changes in economic, political, business and market conditions, factors affecting customers, raw material and energy costs, the effects of animal and food-related health issues, import restrictions, tax, interest and exchange rates, the success of new products, restructuring charges, the application of new accounting pronouncements, and legal proceedings.  A more extensive list and description of these factors can be found under the heading “Forward-Looking Statements” in Management’s Discussion and Analysis of Results of Operations and Financial Condition, which appears in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in the Company’s other publicly-available filings with the Securities and Exchange Commission.

SEALED AIR CORPORATION

Results for the periods ended December 31

(Unaudited)

(In millions, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended December 31		% Increase (Decrease)	Year Ended December 31		% Increase (Decrease)
	2004 (1)	2003 (1)		2004 (1)	2003 (1)

Net sales by business segment: (2)
Food packaging	$630.4	$587.0	7	$2,346.9	$2,218.6	6
Protective packaging	386.7	347.8	11	1,451.2	1,313.3	11

Total net sales	1,017.1	934.8	9	3,798.1	3,531.9	8

Cost of sales	709.3	639.9	11	2,636.0	2,419.1	9

Gross profit	307.8	294.9	4	1,162.1	1,112.8	4

Marketing, administrative and development expenses	159.5	147.2	8	626.1	572.4	9

Restructuring and other charges (credits) (3)	33.0	(0.5)	NA	33.0	(0.5)	NA

Operating profit	115.3	148.2	(22)	503.0	540.9	(7)

Interest expense	(38.8)	(43.4)	(11)	(153.7)	(136.0)	13

Loss on debt redemption and repurchases (4)	(32.2)	(33.6)	(4)	(32.2)	(33.6)	(4)

Other (expense) income, net	(3.2)	1.0	NA	5.8	5.6	4

Earnings before income taxes	41.1	72.2	(43)	322.9	376.9	(14)

Income taxes	10.8	25.3	(57)	107.3	136.5	(21)

Net earnings	$30.3	$46.9	(35)	$215.6	$240.4	(10)

Basic earnings per common share (5)	$0.36	$0.55		$2.56	$2.21

Diluted earnings per common share (5)	$0.33	$0.49		$2.25	$1.97

Weighted average number of common shares outstanding:
Basic	83.60	85.04		84.17	84.66

Diluted	98.79	100.25		99.36	96.78

(1)  For the quarter and year ended December 31, 2004, the amortization of certain capitalized senior debt issuance costs was included in interest expense. Previously, this amortization expense was included in administrative expenses. Prior periods have been adjusted to conform to the 2004 presentation.

(2)  In 2004 the Company’s Food Packaging segment includes the results related to its medical films, tubing and connectors which are used with a variety of medical applications. Previously, these results were included in the Protective Packaging segment. Results for 2003 have been adjusted to conform to the 2004 presentation.

(3)  In the fourth quarter of 2004, the Company incurred restructuring and other charges relating to its previously announced global profit improvement initiatives implemented to improve the Company’s operating efficiencies and cost structure.

(4)  In the fourth quarter of 2004, the Company redeemed the entire outstanding principal amount, $177.5 million, of its 8.75% senior notes due July 2008 and repurchased in the open market $22.7 million face amount of its 6.95% senior notes due May 2009. In the fourth quarter of 2003, the Company repurchased in the open market $122.5 million face amount of its 8.75% senior notes due July 2008 and $50.0 million face amount of its 6.95% senior notes due May 2009. Such debt transactions were at a premium to the face amounts.

(5) See the Supplementary Information included in this release for the calculation of basic and diluted earnings per common share.

SEALED AIR CORPORATION

Supplementary Information

Results for the periods ended December 31

(Unaudited)

(In millions, except per share data)

CALCULATION OF EARNINGS PER COMMON SHARE

	Quarter Ended December 31		Year Ended December 31
	2004	2003	2004	2003
Basic EPS:
Numerator
Net earnings	$30.27	$46.86	$215.56	$240.38

Less: Excess of redemption price over book value of preferred stock (1)	—	—	—	(25.45)

Add: Excess of book value over repurchase price of preferred stock (2)	—	—	—	0.79

Less: Preferred stock dividends (1)	—	—	—	(28.61)

Net earnings ascribed to common shareholders - basic	$30.27	$46.86	$215.56	$187.11

Denominator

Weighted average number of common shares outstanding - basic	83.60	85.04	84.17	84.66

Basic earnings per common share	$0.36	$0.55	$2.56	$2.21

Diluted EPS:
Numerator
Net earnings ascribed to common shareholders - basic	$30.27	$46.86	$215.56	$187.11

Add: Interest on 3% convertible senior notes, net of income taxes (3)	1.96	1.96	7.82	3.91

Net earnings ascribed to common shareholders - diluted	$32.23	$48.82	$223.38	$191.02

Denominator

Weighted average number of common shares outstanding - basic	83.60	85.04	84.17	84.66

Effect of conversion of 3% convertible senior notes (3)	6.16	6.16	6.16	3.10

Effect of assumed issuance of asbestos settlement shares	9.00	9.00	9.00	9.00

Effect of assumed exercise of options	0.03	0.05	0.03	0.02

Weighted average number of common shares outstanding - diluted (4)	98.79	100.25	99.36	96.78

Diluted earnings per common share	$0.33	$0.49	$2.25	$1.97

(1)  On July 18, 2003, the Company redeemed all of its outstanding shares of Series A convertible preferred stock at a redemption price of $51.00 per share and paid dividends accrued thereon from July 1, 2003 through July 17, 2003 in the aggregate amount of $2.40 million.  The $51.00 per share redemption price included a $1.00 per share premium amounting to $25.45 million in the aggregate.

(2)  The basic earnings per common share calculation for the year ended December 31, 2003 includes a $0.01 per share gain attributable to the repurchase of preferred stock.  There were no such gains recognized for the quarter ended December 31, 2003 since all shares of outstanding preferred stock were redeemed during the third quarter of 2003 (see Note 1).

(3)  The Company has retroactively applied the Emerging Issues Task Force, known as the EITF, Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” which requires that the dilutive effect of contingent convertible debt, such as the Company’s 3% convertible senior notes due June 2033, be included in dilutive earnings per common share regardless of whether the contingency permitting holders to convert the debt into shares has been satisfied.

(4)  In calculating diluted earnings per common share, the weighted average number of common shares for the quarters and years ended December 31, 2004 and 2003 provides for the conversion of the Company’s 3% convertible senior notes due June 2033 upon application of EITF Issue No. 04-08, the assumed issuance of nine million shares of common stock reserved for the Company’s previously announced asbestos settlement, which is discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2003, and the exercise of dilutive stock options, net of assumed treasury stock repurchases.

SEALED AIR CORPORATION

Supplementary Information

Results for the periods ended December 31

(Unaudited)

RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE (1)

	Quarter Ended December 31		Year Ended December 31
	2004	2003	2004	2003

Reported U.S. GAAP diluted earnings per common share	$0.33	$0.49	$2.25	$1.97

Earnings effect resulting from the following:

(a) Restructuring and other charges, net of income taxes	0.26	—	0.26	—

(b) Net loss on the redemption of the Series A convertible preferred stock on July 18, 2003	—	—	—	0.25

(c) Debt redemption and repurchases, net of income taxes	0.19	0.20	0.19	0.21

Diluted earnings per common share excluding restructuring and other charges, net loss on the redemption of the convertible preferred stock and debt redemption and repurchases (special charges)	0.78	0.69	2.70	2.43

Impact due to EITF Issue No. 04-08 related to contingent convertible debt	0.03	0.01	0.10	0.03

Diluted earnings per common share excluding the special charges and before the impact of EITF Issue No. 04-08	$0.81	$0.70	$2.80	$2.46

(1)  The Company’s management believes that presenting diluted earnings per common share excluding the effects of the items listed above reflects the Company’s operating performance on a basis consistent with the Company’s most recent earnings guidance.  The diluted earnings per common share for the full year excluding the items highlighted above is among the criteria upon which performance-based compensation may be based.

SEALED AIR CORPORATION

Supplementary Information

Results for the periods ended December 31

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES (5)

BUSINESS SEGMENT INFORMATION:

	Quarter Ended December 31,		Year Ended December 31,
	2004 (1)	2003 (1)	2004 (1)	2003 (1)

Operating profit (2)
Food Packaging	$93.6	$98.2	$319.3	$349.2

As a % of food packaging net sales	14.8%	16.7%	13.6%	15.7%

Protective Packaging	55.0	49.8	217.6	191.8

As a % of protective packaging net sales	14.2%	14.3%	15.0%	14.6%

Total segments	148.6	148.0	536.9	541.0

Restructuring and other (charges) credits (3)	(33.0)	0.5	(33.0)	0.5

Unallocated corporate operating expenses (4)	(0.3)	(0.3)	(0.9)	(0.6)

Total	$115.3	$148.2	$503.0	$540.9

As a % of total net sales	11.3%	15.9%	13.2%	15.3%
Depreciation and amortization (2)
Food Packaging	$30.3	$28.4	$117.3	$111.9
Protective Packaging	12.8	15.6	59.2	61.3
Total	$43.1	$44.0	$176.5	$173.2

(1)  For the quarter and year ended December 31, 2004, the amortization of certain capitalized senior debt issuance costs was included in interest expense. Previously, this amortization expense was included in administrative expenses. Prior periods have been adjusted to conform to the 2004 presentation.

(2)  In 2004 the Company’s Food Packaging segment includes the results related to its medical films, tubing and connectors which are used with a variety of medical applications. Previously, these results were included in the Protective Packaging segment. Results for 2003 have been adjusted to conform to the 2004 presentation.

(3)  The quarter and year ended December 31, 2004 include a $28.9 charge related to Food Packaging and a $4.1 charge related to Protective Packaging. The quarter and year ended December 31, 2003 include a credit of $0.3 for Food Packaging and a credit of $0.2 for Protective Packaging.

(4)  The Company has allocated global information technology costs directly to the operating segments in 2004. Previously these amounts were included within the unallocated corporate operating expenses. Results for 2003 have been adjusted to conform to the 2004 presentation.

CAPITAL EXPENDITURES:

For the year ended December 31, 2004	$102.7

For the year ended December 31, 2003	$124.3

(5)  The amounts shown are subject to change prior to the filing of the Company’s upcoming annual report on Form 10-K. Any changes not deemed to be material will be reflected in the Form 10-K. Any changes deemed to be material will be promptly disclosed.

SEALED AIR CORPORATION

Supplementary Information

December 31, 2004 and December 31, 2003

(Unaudited)

(In millions)

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2004 (1)	December 31, 2003

ASSETS

Current Assets:

Cash and cash equivalents	$412.1	$365.0

Notes and accounts receivable, net of allowances for doubtful accounts	662.5	615.2

Inventories	417.9	371.2

Other current assets	85.7	76.4

Total current assets	1,578.2	1,427.8

Property and equipment:
Land and buildings	557.8	517.4
Machinery and equipment	1,969.6	1,823.6
Other property and equipment	139.6	131.7
Construction-in-progress	46.5	93.5
	2,713.5	2,566.2
Less accumulated depreciation and amortization	1,704.9	1,523.8
Property and equipment, net	1,008.6	1,042.4

Goodwill	1,953.4	1,939.5

Other assets	313.1	294.4

Total Assets	$4,853.3	$4,704.1

(1)  The amounts shown are subject to change prior to the filing of the Company’s upcoming annual report on Form 10-K.  Any changes not deemed to be material will be reflected in the Form 10-K.  Any changes deemed to be material will be promptly disclosed.

SEALED AIR CORPORATION

Supplementary Information

December 31, 2004 and December 31, 2003

(Unaudited)

(In millions)

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2004 (1)	December 31, 2003

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Short-term borrowings	$19.8	$18.2

Current portion of long-term debt	3.8	2.4

Accounts payable	248.5	191.7

Asbestos settlement liability	512.5	512.5

Other current liabilities	438.4	383.4

Income taxes payable	84.3	82.2

Total current liabilities	1,307.3	1,190.4

Long-term debt, less current portion	2,088.0	2,259.8

Deferred income taxes	26.9	34.9

Other liabilities	98.7	95.4

Total Liabilities	3,520.9	3,580.5

Total Shareholders’ Equity	1,332.4	1,123.6

Total Liabilities and Shareholders’ Equity	$4,853.3	$4,704.1

(1)  The amounts shown are subject to change prior to the filing of the Company’s upcoming annual report on Form 10-K.  Any changes not deemed to be material will be reflected in the Form 10-K.  Any changes deemed to be material will be promptly disclosed.